Exhibit 99.1

Star Gold Corp. Announces Positive Preliminary Economic Assessment for the Longstreet Gold-Silver Project in Nevada

Pre-Tax NPV 5% of $87 Million and 48% IRR at $3,600/oz Gold and $48/oz Silver; $122 Million NPV and 63% IRR at $4,000/oz Gold and $60/oz Silver; Multiple Undrilled Targets Support District-Scale Upside

COEUR D'ALENE, Idaho, September 22, 2026 — Star Gold Corp. ("Star Gold" or the "Company") (OTCQB: SRGZ) today announced the results of a Preliminary Economic Assessment ("PEA") prepared in accordance with S-K 1300 for its 100%-controlled Longstreet Gold-Silver Project ("Longstreet" or the "Project") in Nye County, Nevada, in the Walker Lane Belt.

The PEA, prepared by Kappes, Cassiday & Associates ("KCA") with contributions from James W. Ashton, Richard Kern and Reinis N. Sipols, evaluates a conventional open-pit, crushed heap-leach operation using portable crushing, diesel-generated power, conveyor stacking, and off-site carbon stripping.

PEA highlights

Economic Summary (base case: $3,600/oz Au, $48/oz Ag)

Metric	Value
Pre-tax NPV (5% discount rate)	$87 million
Pre-tax IRR	48%
Pre-tax payback period	1.7 years
After-tax NPV (5% discount rate)	$67 million
After-tax IRR	40%
After-tax payback period	1.8 years

Sensitivity case ($4,000/oz Au, $60/oz Ag): Pre-tax NPV (5%) of $122 million and IRR of 63%.

Key Operating Parameters

Parameter	Value
LOM payable gold production	88,587 oz
LOM payable silver production	354,701 oz
Average annual payable gold	~20,000 oz (peak ~31,000 oz)
Total cash cost (net of by-product credits)	$1,617 per oz
All-in sustaining cost ("AISC")	$1,729 per oz
Initial capital (incl. working capital)	~$70 million
LOM operating cost	$22.98 per ton of ore
Throughput	5,500 tons/day (crushed, P80 ¾")
Strip ratio	~0.8 : 1
Gold recovery	84%
Silver recovery	13%

"This PEA confirms what we have believed for years: Longstreet can be a simple, low-strip, oxide heap-leach mine with an estimated rapid payback in today's gold price environment," said Lindsay Gorrill, President and Chief Executive Officer of Star Gold. "The study is built on decades of metallurgical work and a mine plan that uses only a portion of the known mineralization. What matters just as much is what is not in the PEA pit; Opal Ridge, North, Cyprus Ridge, Red Knob and other surface targets across our 2,600-acre land package. Most of those zones have never been drilled at depth. This summer's program includes the first deep test of Opal Ridge. It is possible that Longstreet is not a single hill. It is the start of a district."

Process Flowsheet

The selected flowsheet, portable three-stage crushing, lime addition without cement agglomeration, 140-day leach cycle, five-column carbon-in-column (CIC) circuit, and toll stripping, was the highest-return of six options evaluated, avoiding both a high-voltage transmission line from Tonopah and a full on-site ADR plant.

Mine Plan and Mineral Resource

The PEA mine plan designed pit processes approximately 6.55 million tons of ore containing 105,461 ounces of gold. That inventory is a subset of the larger mineral resource reported in the Company's December 2025 S-K 1300 technical report summary (11.1 million tons containing 132,414 oz gold and 4.84 million oz silver resources). Additional drilling is intended to convert inferred material, expand the Main zone, and test whether the cluster of mineralized hills are connected at depth in the Company’s geologic setting.

2026 Work Program

Star Gold's 2026 work program, already authorized by the U.S. Forest Service and Bureau of Land Management, combines resource-expansion and metallurgical core drilling with hydrologic wells and the first deep hole at Opal Ridge. Results will feed an updated mineral resource estimate, further engineering studies, and the Environmental Impact Statement pathway toward a production Plan of Operations.

The PEA technical report is available on the Star Gold website at www.stargold.com.

Star Gold Corp. is conducting a Regulation A offering.

Invest in Star Gold

About Star Gold

Star Gold Corp. (OTCQB: SRGZ) is an emerging precious metals exploration and development company focused on advancing its flagship Longstreet Gold-Silver Project in Nye County, Nevada. The 100%-controlled Longstreet Project spans approximately 2,600 acres, comprising 137 unpatented mining claims and 5 additional unpatented claims held under lease with an option to purchase. Star Gold is strategically advancing the technical studies and documentation required to support a potential Environmental Impact Statement and move toward production, with a commitment to responsible exploration and sustainable development. For more information, visit www.stargoldcorp.com.

Qualified Persons

The PEA was prepared by Qualified Persons including Travis Manning, P.E., of Kappes, Cassiday & Associates, James W. Ashton P.E., Richard Kern CPG and Reinis N. Sipols P.E., each independent of Star Gold for the purposes of S-K 1300. Scientific and technical information in this news release has been reviewed and approved by the relevant Qualified Persons.

Cautionary Statement

The PEA is preliminary in nature. It includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the PEA will be realized. Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resources will be converted into mineral reserves.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of applicable United States securities legislation. Forward-looking statements include, but are not limited to, statements regarding the PEA, including anticipated mine plans, processing methods, capital and operating costs, metal production estimates, economic returns, mine life, cash flows, payback periods and rates of return; statements regarding the potential of the Longstreet Project; and statements regarding planned drilling, permitting and development activities. Forward-looking statements are based on a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond the Company's control, that could cause actual results and events to differ materially from those that are disclosed in or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: the inherent uncertainties in mineral exploration and development; changes in gold and silver prices; the Company's ability to raise sufficient capital to fund planned activities; mining and development risks including risks related to infrastructure, weather, permitting and governmental regulation; the speculative nature of mineral exploration; environmental risks and hazards; title risks; and other risk factors described in the Company's filings with the U.S. Securities and Exchange Commission. The Company does not undertake to update any forward-looking statement that is made from time to time by the Company or on its behalf, except in accordance with applicable securities laws.

Contacts

Star Gold Corp.

Lindsay Gorrill

Chief Executive Officer

+1 (208) 664-5066

StarGoldcorp.com